Doing What’s Right Hyatt Hotels Corporation Code of Business Conduct and Ethics

As a Company, our natural propensity to care for others is what differentiates us as the Hyatt family. Hyatt’s purpose – we care for people so they can be their best – is a palpable feeling that’s been in our DNA for more than 60 years. That commitment to care for all our stakeholders – colleagues, guests, owners, shareholders and communities – drives all we do and how we work. It guides how we treat one another, how we protect our information and assets, how we demonstrate integrity in our business dealings, how we communicate honestly and trans- parently, and how we act as responsible professionals. Our Code of Conduct reflects these commitments and provides a framework for making ethical business decisions. While it will not tell you everything you need to know about the laws that apply to our business, it will give you an overview of our expectations in key areas. Thank you for taking time to connect with and care for those around you and for your continued commitment to do what’s right. I am proud of our Company and proud to work beside all of you. Sincerely, Mark Hoplamazian President and Chief Executive Officer Hyatt Hotels Corporation

Table of Contents

Doing What's Right 4

Care Enough to Speak Up 6

Our Commitment 6

Additional Guidance 6

Ethics Hotline 6

What Happens When a Report is Made 7

How We Treat One Another ... 8

Mutual Respect 8

Diversity & Inclusion 9

Safe Workplace 9

Human Rights 10

How We Protect Information and Assets 11

Confidential Information 12

Protection and Proper Use of Assets 13

How We Demonstrate Integrity in Our Business Dealings 14

Gifts and Entertainment 15

Bribes and Kickbacks 16

Competition and Fair Dealing 17

How We Communicate Honestly and Transparently .. 17

Responsible Communication 17

Accurate and Transparent Records and Financial Reports 18

How We Act as Responsible Professionals 19

Conflicts of Interest and Corporate Opportunities 20

Insider Trading 21

Political Involvement 22

How We Care for Our Communities and the Planet .. 23

Conclusion 24

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At Hyatt, we are in the business of caring for people so they can be their best. To be at our best, both as individuals and as an organization, we act ethically 4 and follow the laws and requirements that apply where we do business. It is our expectation that all of us at Hyatt act in this way — no Introduction: matter who we are and no matter what we do for the Doing organization. What’s Right

5 Support for Best Choices Everyone, Everywhere This Code is intended to help us make the best choices Our Code applies to everyone in the Hyatt family – in- at work. In it, you will find a framework for conducting cluding colleagues, supervisors, managers, leaders, business the right way. senior management, and the board of directors. We will also point to other Company resources and We also strive to work with third party agents, suppliers, compliance policies you can consult for more guidance. vendors, and business partners who share our values. Read the Code to know what is expected of you. Then Because we operate globally, we might have to comply refer back to it for guidance any time you face a situation with different policies and rules depending on where where you have questions. we work. Although this Code should be your roadmap, remember that your decision making should be guided by local laws as well. Waivers Contact your supervisor or another compliance resource The waiver of any provision of this Code for any Director of if you are not sure where to find specific information that the Hyatt Board, executive officer, senior financial officer, or you need. anyone else may only be authorized by the Hyatt Board of Directors or our Audit Committee.

We Care Enough to Speak Up

We ask questions when we need guidance. We speak up if we think something is wrong.

Caring for one another and for our Company means having the courage to speak up if you have a concern about ethical misconduct. It also means fostering an environment where colleagues can freely speak up when they're uncomfortable without fear.

We hope you will feel comfortable turning to one of the following resources to discuss your concern:

Your Supervisor/Department Head

- Another Supervisor/Manager You Trust/ Leader You Trust
- Human Resources
- General Manager/Area Director

This allows our Company to support each of our colleagues and to correct the situation when needed.

If You Need Additional Guidance

If, after discussing your concern with one of the resources listed above, you still have questions you need answered or if you don't feel you can reach out to any of the above resources – please reach out to any of the following contacts:

- Corporate Compliance Office (ethics@hyatt.com)
- General Counsel
- Internal Audit
- Ethics Hotline (supports anonymous reporting)

What to Expect If You Make a Report

Expect that you will be treated fairly. In accordance with the Hyatt Whistleblower Policy, Hyatt prohibits retaliation against anyone who raises concerns in good faith. We take this very seriously.

Expect Hyatt to take action. The appropriate individuals within Hyatt will review the situation and determine if an investigation is required. If so, the investigation will be conducted fairly and objectively based on the information provided in your report.

Expect that we are counting on you to cooperate. In the event that the Company needs to investigate concerns of misconduct, cooperation is critical to a thorough and efficient investigation. We are counting on you to be patient, thoughtful and honest.

Expect to be treated with respect. We appreciate any and all good faith reports, as they help to keep us at our best. Hyatt will keep your report as confidential as possible, and follow up with you to the extent we are able.

See Hyatt Whistleblower Policy

Ethics Hotline

Hyatt has a way for you to report anonymously, if you prefer.

Keep in mind that if you make an anonymous report, it may be difficult for the Company to ask follow-up questions, so try to provide enough detail so that someone can investigate.

Contact:

Ethics website: www.hyattethics.com

Email the Ethics Hotline at ethics@hyatt.com

United States:

Call 1-866-294-3528 toll free

International:

Visit www.hyattethics.com. Click "yes," enter the country in which you are located, and then follow the instructions.

International callers may always call 503-726-2412 (ask the operator to reverse the charges)

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What Happens When a Report is Made? Misconduct Item logged in Routed to Develop Allegations observed or investigation the proper Investigation verified OR credible report management internal Plan Allegations received system resource, Investigate without merit After-Action such as: 7 Determine if Human Resources policies or procedures need alteration Determine if Disciplinary Corporate Security Legal Department more training/communi- actions if cation needed appropriate Environmental Determine if Internal Audit Health government reporting and Safety necessary Others as appropriate

Mutual Respect How We Treat In our work together, we can each contribute to a culture that is built on foundations of mutual respect and dignity. Respect is one of our Company values, and that means welcoming and appreci- One Another ating everyone around us — from our colleagues to our business partners to our guests — as well as creating an environment where colleagues have the freedom to express him or herself, without fear of harassment or intimidation. • Treat everyone around you the way you would hope to be treated. • Mutual Respect • Recognize disrespectful behavior if you see it, and help to stop it. • Diversity & Inclusion • Safe Workplace • Never insult, bully, or harass others. • Human Rights • Never engage in any unwanted physical contact or sexual advances. 8 • Avoid conversations that involve sexual jokes or innuendo or making fun of people’s race or religious beliefs. See Our Commitment to Inclusion Use Your Judgment: Caring for Colleagues By Practice Empathy Speaking Up Exhibit empathy for those Caring means speaking up if around you. Note that things someone is being disrespectful. that seem funny to you may Speak to the person themselves, seem hurtful or offensive to if you’re comfortable doing so, or someone else. Pause and con- talk to your manager or supervisor. sider how others might receive what you are about to say.

Diversity & Inclusion Safe Workplace We celebrate a world that is as diverse as our people and our Creating a safe and healthy work environment is part of caring guests. Our approach to embracing diversity and supporting for one another at Hyatt. Our Company works hard to ensure inclusion has led Hyatt to attract a remarkable workforce of that our work place is free of unsafe conditions or violence. very talented people who, because of their differences, help us connect with each other as human beings in a powerful way. Treating people equally and appreciating differences is part of what gives us a competitive edge and makes us our best. • Report any concerns of violence or threats of violence im- mediately. • Never bring weapons to work. • Treat everyone with kindness and professionalism, no matter how they look, where they come from, or how their • Wear your ID badge in accordance with Company policies. ideas differ from your own. • Do not allow the use of drugs and alcohol to impair your • Never make an employment decision (such as whether or work performance, your safety, or the safety of those not to hire or promote someone) based on a characteristic around you. protected by the laws. • Recognize that, as a global Company, we benefit when 9 colleagues contribute different perspectives, experiences, and backgrounds. This diversity is essential for our continued success. Read Between the Lines: Who Do the Laws Protect? Respect for diversity is part of who we are. But laws also protect individuals from discrimination Caring for Our Guests based on certain characteristics, such as: Watch for unsafe conditions that could harm a colleague or guest. – Age – Military status – Ancestry – Marital status If you see something wrong, see if – Citizenship – Nationality you can correct it. If not, or if it’s not – Color – Race safe to do so, report it. – Disability – Religion – Gender identity – Sexual orientation

Human Rights Hyatt has a long-standing commitment to the fundamental protection of human rights for all people. We support and respect the rights of our colleagues, guests, and members of our commu- nities. We also respect the rights of business partners and expect them to uphold the same principles. • Draw on your training to watch for potential signs of sex or labor trafficking. If you see suspicious activity, report it to hotel management. • If you are a manager, ensure employees receive proper com- pensation, breaks, and paid holidays or vacations. • Respect the rights of others to choose whether or not they want to be represented by a labor organization, subject to local laws. 10 See Hyatt Human Rights Statement Caring for Our Guests: Human trafficking is a crime that can intersect with the hotel industry. To help stop it, Hyatt takes aggressive measures to help identify and attempt to prevent trafficking activity. The policies, training, and practices we have implemented globally under- score our commitment to this impor- tant issue, and in 2014 we took further preventive action by identifying and blocking access to websites known for trafficking at U.S. hotels.

How We Protect Information and Assets 11 • Confidential Information • Protection and Proper Use of Assets

Confidential Information Working at Hyatt often gives us access to information about the • Never take or share photographs of colleagues or guests un- Company, colleagues, guests, or business partners that should not be less you have the appropriate approval. made available to the public. When we ensure that only the appropri- ate people have access to confidential information, and when we use • Do not leave confidential information visible and unattended this information the right way in accordance with our policies and the whether on your desk, a copy machine, or an unlocked com- laws, we help protect our Company, and those around us, from harm. puter screen. • Follow all IT safeguards and policies. Use strong passwords on Company systems and devices, be cautious with emails from • Protect the confidential information of our Company, our col- an unknown source, and do not open attachments or follow leagues, our guests, and our business partners. links unless you know they are safe. • Never discuss business information in public that might in- • Consult our public communications guidelines before commit- clude Hyatt’s trade secrets or confidential plans. ting to an external interview or speaking engagement. • Recognize what information may be considered intellectual See Hyatt Public Communications Guidelines property and understand how to safeguard it. 12 Use Your Judgment: Understand When Information is Confidential If you ever wonder if information is confidential, err on Caring for Personal Information Read Between the Lines: Protect the side of caution. Confidential information includes any Our Information information that is not available to the public that could In order to run our business, Hyatt must harm our Company or our guests or business partners if collect and store information about Protecting the Company’s information also disclosed or put into the hands of our competitors. Some individuals. Part of caring for one another includes a responsibility to preserve the examples include: and our guests means always being intellectual property that makes Hyatt the respectful of the personal information we – Brand standards – Information about Company we are today. For example, we come across. We not only must comply guests, such as their must be sure to use our Company’s trade- – Operating manuals with the laws that protect personal room numbers or where- marks, logos, brand names, and computer information, but we also must be sure to – Data processing systems abouts systems carefully and in accordance with access personal information only if we our policies. – Programs – Sales and marketing have permission to do so and only if it is – Procedures information or strategies required as part of our job. – Databases or other data – Financial information, including Company per- formance and terms of business agreements

Protection and Proper Use of Assets As members of the Hyatt team, we need to be conscientious and • Exercise care when using our computers and networks. responsible with Company assets – which include everything from Never use someone else’s username, password, or other physical property, like phones, food, or office supplies, to Company access information. funds and even your time at work. Being responsible means we demonstrate good judgment whenever we are using the Company’s • Be accurate and timely when you submit business assets. expense reports. See Hyatt Global Privacy Program • Use Company property and assets responsibly and only for business activities. • Distribute complimentary items, amenities and discounts ap- propriately, in line with our policies and procedures, and never for personal benefit. 13 Caring About Our Company Read Between the Lines: Protecting our assets means protecting On Company Time against fraud and misuse. Fraud against We say that you need to use Company prop- our Company can be an attack on our erty only for business purposes, and we really brand, our reputation, and even our mean it. There are only a few exceptions. morale. Some examples of fraud: For instance, it may be appropriate to make – Making personal purchases on a brief personal phone call on a Company Company credit cards or other phone, or use a computer to quickly confirm Company accounts. the train schedule or check the weather. – Seeking expense reimbursement for activities that were personal in nature Even when personal use is permitted, keep and not business-related. it to a minimum and make sure it does not – Issuing unapproved discounts for interfere with your job responsibilities. personal benefit.

• Gifts and Entertainment 14 • Bribes and Kickbacks • Competition and Fair Dealing How We Demonstrate Integrity in Our Business Dealings

Gifts and Entertainment Bribes and Kickbacks At Hyatt, we understand that appropriate gifts and entertainment We comply with all laws that prohibit bribery, and we do not make can help build business relationships. When we exchange gifts promises or grant favors in exchange for a business advantage. and entertainment, we use good judgment. We also ensure we Because Hyatt can be viewed as responsible for any unlawful never allow gifts or entertainment to compromise our ability to actions by third parties who work on our behalf, we demonstrate make objective and fair decisions – or even make it look like we diligence when employing and overseeing all third parties. might have been compromised. • Never use or offer funds, assets, services, or Hyatt facilities in • Give and receive gifts only if they are reasonable in cost order to improperly influence a business decision. and given infrequently. • Do not offer to work above and beyond a current scope of • Do not give or receive gifts or entertainment that might work in the hopes of gaining additional business. improperly influence a business decision. • If you manage third parties, make sure they are familiar with • Record all gifts on expense reports, in accordance with Hyatt’s rules against bribery and oversee their actions closely. Company policy. • Record all payments and transactions truthfully and correctly, See Hyatt Gift Policy and do not try to hide the actual purpose of an expense. 15 Use Your Judgment: Red Flag Gifts Read Between the Lines: Use Your Judgment: Read Between the Lines: When a Tip is Okay Do Not Bribe Commissions or Referral Fees There are certain forms of gifts and entertainment that are never okay, like: We are in a business where cash At Hyatt, we simply do not Our policy prohibits us from tips and gratuities are acceptable bribe. Bribery is bribery, accepting anything of value for – Lavish gifts, such as a really expen- in certain roles. whether we are dealing with referring third parties to any per- sive bottle of wine. a government official, agent, son, organization or group doing – Lavish entertainment, like tickets to For example, it is perfectly ac- employee, supplier, guest, or business with Hyatt or seeking to the Super Bowl, the Olympics, or the ceptable for a bellhop to accept a anyone else. do business with Hyatt. World Cup. cash tip from a guest for a job well done. It would not be acceptable – Forms of entertainment that are for an event planner to accept a inappropriate and would reflect tip from a vendor who might be poorly on the Company. looking for Hyatt to continue to use their business in the future.

Competition and Fair Dealing We compete fairly – by providing the best experience for our guests. There are competition laws around the world designed to protect consumers and ensure a free marketplace. We comply with these laws and never attempt to restrict or restrain competition. • Never make agreements (in person or in writing, formally or informally) with competitors that could restrict competition. • Deal fairly with all suppliers of Hyatt. • Do not misrepresent facts when negotiating on behalf of Hyatt. 16 Read Between the Lines: Watch Out for These Types of Agreements Making agreements with competitors to restrict competition is a serious violation of the laws. For instance, if companies agree to: – Divide markets – Set prices – Restrict production – Boycott individuals or entities

Responsible Communication How We Honest and straightforward communications enable our colleagues, guests, owners, and shareholders to trust us. To ensure that we are always communicating truthfully, accurately, and consistently Communicate about the Company, we only authorize certain individuals within the Company to speak on the Company’s behalf. We take seriously our responsibility to protect the Company’s confidential information and Honestly and never reveal it inappropriately. Transparently • Do not speak on behalf of the Company unless you have been specifically authorized to do so. This includes sharing informa- tion online or through social media. • Comply with the Hyatt Public Communications Guidelines before committing to an external interview or speaking engagement. • Contact your hotel’s general manager or the global communi- cations team if you receive an inquiry about your hotel or the • Responsible Communication Company from the public or the media. 17 • Accurate and Transparent • Use social media responsibly. Be professional, avoid profanity, think twice about posting something disparaging, and never imply Records and Financial Reports that you are speaking on behalf of Hyatt or a brand unless this is specifically part of your job responsibilities. • Never share confidential information about Hyatt or our guests or business partners on social media. See Hyatt Public Communications Guidelines Use Your Judgment: Social Media Use good judgment in your posts, understanding that it is best to keep your messages positive and productive. Remember that your comments should never make someone feel uncomfortable, intimidated or threatened.

Accurate and Transparent Records and Financial Reports

At Hyatt, we maintain correct and complete financial accounts and have internal controls in place to provide accurate and reliable financial reporting. We create records responsibly, ensuring that they correctly represent our intentions, actions, and decisions, and we retain them in accordance with Company policies and the laws.

- Be accurate and honest when recording assets, liabilities, revenues, and expenses, following all corporate policies and internal control procedures.
- Be responsible when creating or approving expense reports. Don't claim personal expenses as business expenses, and don't approve something you haven't checked carefully.
- Maintain records in accordance with the Company's record-keeping policy.
- Carefully follow instructions from the Legal Department if you are asked to keep certain records in connection with an investigation or legal proceeding.

See Hyatt Records Management and Legal Hold Policies

Preventing Fraud

Fraud can seriously harm a Company. At Hyatt, we need to work together to protect our Company from fraud. Never allow anyone to convince you to misrepresent facts or record something that does not feel right, and be alert if this happens around you.



Read Between the Lines: Creating Records

Our records are the basis of our earnings statements, financial reports, public filings, and other disclosures to third parties, and they guide our decision making and strategic planning.

So be thoughtful and accurate when recording items that contribute to Company records, like:

- Booking information
- Customers' personal data
- Payroll
- Timecards
- Travel and expense reports
- Emails
- Accounting and financial data
- Measurement and performance records
- Electronic data files



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How We Act as Responsible Professionals • Conflicts of Interest and Corporate Opportunities • Insider Trading 19 • Political Involvement

Conflicts of Interest and Insider Trading Corporate Opportunities We comply with all laws related to insider trading and the Hyatt Insider Trading Policy. We don’t trade in the stocks or securities of At Hyatt, we seek to avoid conflicts of interest and even the appear- Hyatt or provide tips to trade based on material, non-public infor- ance of a conflict. This means we don’t pursue private interests that mation. Violations of insider trading laws can result in serious fines interfere or appear to interfere with the interests of Hyatt or that and charges for individuals as well as for the Company. restrict our ability to perform our jobs. Most importantly, if you are concerned about a conflict or potential conflict of interest, disclose it to a compliance resource as soon as you become aware of it. • Do not use material, non-public information for your own personal gain. • Recognize the situations and relationships that create conflicts • Never “tip” someone to make a trade based on material, and avoid them. nonpublic information. • Never request or accept personal benefits (or enable your family • If you have any questions about whether it would be appro- members or close personal friends to receive personal benefits) priate to make a trade, contact the Legal Department. as a result of your position at Hyatt except as permitted in approved benefit, perquisite, or Human Resources policies. See Hyatt Insider Trading Policy 20 • Never take a business opportunity for yourself that you learn about as a result of your position at Hyatt. • Disclose all conflicts of interest or potential conflicts of interest as soon as possible. Use Your Judgment: Conflicts of Interest Read Between the Lines: Care for Our Company Read Between the Lines: Disclosing Conflicts What is Material Non-Public There are certain types of interests that almost We don’t take personal advan- Information? always create an issue. Situations involving a conflict of tage of opportunities that arise interest may not always be obvi- out of our work with Hyatt, be- For example, you should never: cause we are all on the same Material, non-public information ous or easy to resolve. That’s why refers to any information that could – Work for a competitor of Hyatt while you are we have compliance resources in team. This means we don’t use Hyatt property or information impact the price of securities and employed by Hyatt. place. Our compliance resources that has not been made available will help you determine whether for personal gain or in any way – Have a significant financial interest in a to the public. For example, the a situation creates a conflict or to compete with Hyatt. Part of competitor or supplier of the Company. Company’s confidential strategic a potential conflict and will help caring for our Company is be- ing respectful of this. planning information, plans for – Use family members for work or give them mitigate the situation—often al- the building of a new hotel, a big opportunities not available to others. lowing you to continue to pursue change in leadership, or news of a a private interest without putting merger or an acquisition would all At some levels of authority, even just the appearance the Company at risk. be material, non-public information. of a conflict of interest can be a serious concern.

Political Involvement Hyatt respects individual political participation, but political par- ticipation needs to remain separate from Company business. The Company follows all laws that govern corporate participation in the political process. • Do not use Company funds, facilities, or any other assets to support political candidates, parties, organizations, or other political causes without express authorization from an appro- priate person. • Never solicit political support or contributions while at work. • If you participate in the political process in your personal time, always be clear that your political views are your own views, and not the views of the Company. 21

Caring for people includes a commitment to corporate social responsibility and sustainable business practices. Our corporate responsibility strategy and platform is built on the understand- ing that our actions can create long-term value for the people we engage with and the com- munities where we work, while also helping to protect the planet for future generations. 22 How We Care for Our Communities and Our Planet

Conclusion Being your best takes hard work and commitment, and for that all of us at Hyatt are grateful. • We are grateful for your unwavering commitment to conducting business the right way, always. • We are grateful for your care for others and for the care you show the 23 Company when you ask questions about what’s right and speak up when something is wrong. • We are grateful for your integrity. Thank you for taking the time to connect and care for those around you, and for doing what’s right.